Exhibit 99

The Fifth Third Bancorp

Master Profit Sharing Plan

Financial Statements for the Years Ended

December 31, 2004 and December 30, 2003 and

the One-Day Period Ended December 31, 2003

and Supplemental Schedules as of December 31,

2004 and Report of Independent Registered Public

Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2004, December 31, 2003 and December 30, 2003	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2004 and December 30, 2003 and the One-Day Period Ended December 31, 2003	3

Notes to Financial Statements	4-9

SUPPLEMENTAL SCHEDULE:

Schedule H, Part IV, Line 4i— Schedule of Assets (Held at End of Year) as of December 31, 2004	11

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fifth Third Bancorp and the Pension and Profit Sharing Committee of the Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2004, December 31, 2003 and December 30, 2003, and the related statements of changes in net assets available for benefits for the years ended December 31, 2004 and December 30, 2003 and the one-day period ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004, December 31, 2003 and December 30, 2003, and the changes in net assets available for benefits for the years ended December 31, 2004 and December 30, 2003 and the one-day period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 24, 2005

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2004 AND 2003 AND DECEMBER 30, 2003

	December 31, 2004	December 31, 2003	December 30, 2003
INVESTMENTS, at fair value:
Cash	$-	8,118	8,118
Common stock of Fifth Third Bancorp	194,006,863	252,190,102	251,037,965
Collective funds:
Cash equivalents	60,680,752	65,629,885	65,869,049
Fixed income	20,032,740	93,412,219	93,253,597
Equity	-	177,284,371	177,173,738
Mutual funds	520,511,535	230,449,721	230,325,199
Participant notes receivable	8,333,835	3,922,780	3,920,559

Total investments	803,565,725	822,897,196	821,588,225

ACCRUED INVESTMENT INCOME	1,440,823	1,273,423	1,273,423

CONTRIBUTIONS RECEIVABLE FROM SUBSIDIARIES OF FIFTH THIRD BANCORP	35,503,952	16,509,470	16,509,470

NET ASSETS AVAILABLE FOR BENEFITS	$840,510,500	840,680,089	839,371,118

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 30, 2003 AND THE ONE-DAY PERIOD ENDED DECEMBER 31, 2003

	December 31, 2004	December 31, 2003	December 30, 2003
ADDITIONS:
(Loss) income from investments:
Interest	$1,114,019	-	742,580
Dividends	12,378,214	-	5,445,016
Net (depreciation) appreciation in fair value of investments	(26,456,637)	1,480,765	107,606,414

Total (loss) gain from investments	(12,964,404)	1,480,765	113,794,010

Contributions from subsidiaries of Fifth Third Bancorp	62,507,482	-	27,426,139
Contributions from participants	59,283,332	51,432	58,918,587

Total contributions	121,790,814	51,432	86,344,726

Total additions	108,826,410	1,532,197	200,138,736

DEDUCTIONS:
Benefits paid to participants	(108,436,939)	(222,695)	(73,825,831)
Other disbursements	(559,060)	(531)	(290,937)

Total deductions	(108,995,999)	(223,226)	(74,116,768)

(DECREASE) INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(169,589)	1,308,971	126,021,968

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	840,680,089	839,371,118	713,349,150

End of period	$840,510,500	840,680,089	839,371,118

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp (“Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. For the 401(k) feature, employees are eligible to participate immediately upon employment by the Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The original Plan became effective December 31, 1954 and was last amended effective January 1, 2004. The amendments include changes in company matching and performance-based profit sharing contributions, 401(k) loan requirements and limitations and terminated employee payments, all of which are discussed in detail later in this filing. Additional amendments include:

Þ	The definition of “Annual Compensation” was amended and re-written—The $125,000 compensation limit was removed for performance-based additional cash compensation incentive program employees. Benefit Choice Dollars (formerly Flex Dollars) are no longer eligible for 401(k) deferral, profit sharing, after tax or matching contributions.

Þ	Change in fiscal year end—For Plan years beginning after December 30, 1999 and before December 31, 2003, the 12-month period commencing on December 31 and ending on December 30 was changed. Effective December 31, 2003, the Plan year is now January 1 through December 31.

Þ	A Qualified Non-Elective Contribution was added—The Bancorp, in its sole discretion, may contribute to Section 401(k) Salary Deferral Accounts of those participants entitled to receive an allocation to satisfy the nondiscrimination test of section 401(k)(3).

Þ	Transfer of Excess Plan Assets from the AmeriBank Pension Plan—After satisfaction of all liabilities of the terminated AmeriBank Pension Plan, the Plan Sponsor can accept excess assets from the AmeriBank Pension Plan. Such transferred excess assets could be allocated at the Bancorp’s discretion either as matching contributions, profit sharing contributions or performance reward contributions.

Þ	Investment Options—
▪	Fifth Third Profit Sharing Stable Value Fund
▪	Fifth Third Bond Fund
▪	Fifth Third Disciplined Large Capitalization Value Fund
▪	Fifth Third Equity Index Fund
▪	Fifth Third Quality Growth Fund
▪	Jensen Portfolio, Inc.
▪	Fifth Third Middle Capitalization Growth Fund
▪	Fifth Third Small Capitalization Value Fund

▪	Fifth Third International Equity Fund
▪	Fifth Third Technology Fund
▪	Fifth Third Stock Fund
▪	Fifth Third Life Model Conservative Fund
▪	Fifth Third Life Model Moderately Conservative Fund
▪	Fifth Third Life Model Moderate Fund
▪	Fifth Third Life Model Moderately Aggressive Fund
▪	Fifth Third Life Model Aggressive Fund

Effective March 19, 2004, four funds were removed from the fund offering and any assets in those funds were mapped as follows:

▪	The Fifth Third Money Market Fund assets were mapped to Fifth Third Profit Sharing Stable Value Fund.
▪	The Fifth Third Fixed Income for Employee Benefit Plans assets were mapped to Fifth Third Bond Fund.
▪	The Fifth Third Profit Sharing Balanced Fund assets were mapped to Fifth Third Life Model Moderate Fund.
▪	The Fifth Third Value Fund for Employee Benefit Plans assets were mapped to Fifth Third Disciplined Large Capitalization Value Fund.

Administration—Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

Funding and Vesting—The Bancorp’s profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan.

The profit sharing contribution by the Bancorp, net of any forfeitable balances remaining in the accounts of participants who terminate their employment, are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year. Forfeitures were $498,362, $709,412 and $0, respectively, for the years ended December 31, 2004 and December 30, 2003 and the one-day period ended December 31, 2003.

The Plan permits voluntary contributions from participants up to 20% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are valued on a daily basis.

Effective January 1, 2004, the plan was amended for all eligible employees as follows:

Employees are eligible for Profit Sharing Contributions for Plan year 2004 and after, as of the date on which they have credit for at least one hour of service. A five-year cliff vesting schedule was added to the Plan, so that after five years of service, a participant is 100% vested; anything less than five years of service, a participant is 0% vested. Current service credit was grandfathered.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan, so that after three years of service, a participant is 100% vested; anything less than three years of service, a participant is 0% vested. Current service credit was grandfathered. Bancorp matching contributions are initially invested in the Fifth Third Stock Fund. Subsequent to the initial investment, matching contributions may be moved to the other investment options.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Termination—Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Benefits—The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid.

Benefits Payable—Benefits payable, consisting of amounts owed but not paid as of year-end for payments to terminated employees, are not recorded as a liability within the financial statements. Employees that terminated during the years ended December 31, 2004 and December 30, 2003 had outstanding participant accounts totaling $23,059,980 and $12,501,459 at December 31, 2004 and December 30, 2003, respectively.

Tax Status—The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant Notes Receivable—Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the non-forfeitable portion of their account balance. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates as of December 31, 2004 and 2003 and December 30, 2003 were between 4.75-10.5%. Principal and interest are paid by the participant through payroll deductions authorized by the participant. Effective December 31, 2003, a participant can request a loan for any reason. The limitations for 401(k) loans to be taken for hardship purposes only was removed.

Withdrawals—Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Effective December 31, 2003, terminated employees no longer have the option of a partial withdrawal. Retired employees continue to have the option of partial withdrawals no more frequent than once per calendar year.

ESOP Dividend Pass-Through Election—Effective December 31, 2001, commencing with the dividends payable on common stock of Fifth Third Bancorp to shareholders of record on December 31, 2001, a participant with an Account (including any sub-account) invested in the Fifth Third Stock Fund (or in the event of his death, his Beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp under the Fifth Third Stock Fund or otherwise; or (2) take the dividends in cash.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	INVESTMENTS

Investments representing more than five percent of net assets at December 31, 2004 and 2003 and December 30, 2003 are as follows:

	December 31, 2004	December 31, 2003	December 30, 2003
Fifth Third Life Model Moderate Fund*	$216,902,244	< 5%	< 5%
Fifth Third Bancorp common stock*	194,006,863	252,190,102	251,037,965
Fifth Third Quality Growth Fund*	100,927,839	121,842,948	121,758,636
Fifth Third Profit Sharing Stable Value Fund*	57,470,972	< 5%	< 5%
Fifth Third Middle Capitalization Growth Fund*	52,537,956	48,658,072	48,830,489
Fifth Third Bank common stock Fund for Employee Benefit Plans*	< 5%	104,647,898	104,488,987
Fifth Third Bank Fixed Income Fund for Employee Benefit Plans*	< 5%	93,412,219	93,253,597
Fifth Third Prime Money Market Fund*	< 5%	63,400,194	63,099,372
Fifth Third International Equity Fund*	< 5%	45,442,818	45,143,999
Fifth Third Middle Capitalization Fund for Employee Benefit Plans*	< 5%	45,173,352	45,354,909

* Denotes a party-in-interest.

The following table represents the net (depreciation) appreciation in fair value of investments for the Plan:

	Year-ended December 31, 2004	One-day period ended December 31, 2003	Year-ended December 30, 2003
Net (depreciation) appreciation in fair value of investments:
Common stock of Fifth Third Bancorp*	$(48,421,820)	$1,152,137	$1,767,168
Collective funds - fixed income and equity*	7,602,299	139,442	49,652,147
Mutual funds*	14,362,884	189,186	56,187,099

Total	$(26,456,637)	$1,480,765	$107,606,414

* Denotes a party-in-interest.

4.	TRANSACTIONS WITH RELATED PARTIES

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2004 and 2003 and December 30, 2003, the Plan held 4,101,625, 4,267,176 and 4,267,176 shares of the Bancorp’s common stock, respectively, with fair values of $194,006,863, $252,190,102 and $251,037,965, respectively (see Note 1).

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

On June 11, 2004 the Bancorp acquired Franklin Financial Corporation. As part of the acquisition, the Franklin Financial Employees Retirement Savings Plan terminated on June 10, 2004, subject to Internal Revenue Service (“IRS”) approval. In November 2004, Form 5310 was filed with the IRS as official notification seeking termination of the Plan. Fifth Third has not received a response from the IRS granting termination. Upon the approval of the termination, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into the Plan. Pursuant to the plan’s termination, all affected participants became 100% vested in their account balance.

On January 1, 2005, the Bancorp acquired First National Bankshares of Florida, Inc. (“First National”). As part of the acquisition, First National Bankshares of Florida, Inc. Salary Savings Plan was legally merged with the Plan effective January 1, 2005.

Also as part of the acquisition of First National, Southern Community Bancorp Employees’ Savings and Profit Sharing Plan (“Southern Community Plan”) was acquired. The Bancorp has terminated the Southern Community Plan and is in process of filing the appropriate documents for approved termination by the IRS. Upon the approval of the termination, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into the Plan. Pursuant to the plan’s termination, all affected participants became 100% vested in their account balance.

* * * * * *

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2004

No. of Shares	Asset Description	Current Market

4,101,625	*Common stock - Fifth Third Bancorp	$194,006,863

	COLLECTIVE FUNDS - CASH EQUIVALENTS:
5,567,333	*Collective Fund - Fifth Third Profit Sharing Stable Value Fund	57,470,972
3,209,780	*Fifth Third Banksafe Trust	3,209,780

	Total Cash Equivalents	60,680,752

	COLLECTIVE FUNDS - FIXED INCOME:
1,973,669	*Fifth Third Bond Fund	20,032,740

	MUTUAL FUNDS:
17,764,072	*Mutual Funds - Fifth Third Life Model Moderate Fund	216,902,244
6,416,181	*Mutual Funds - Fifth Third Quality Growth Fund	100,927,839
3,537,910	*Mutual Funds - Fifth Third Middle Capitalization Fund	52,537,956
2,862,375	*Mutual Funds - Fifth Third Disciplined Large Capitalization Value Fund	41,103,702
2,185,942	*Mutual Funds - Fifth Third International Equity Fund	23,455,153
1,746,248	*Mutual Funds - Fifth Third Life Model Moderate Aggressive Fund	23,417,182
1,528,802	*Mutual Funds - Fifth Third Technology Fund	15,242,157
928,220	*Mutual Funds - Fifth Third Life Model Aggressive Fund	12,688,766
469,584	*Mutual Funds - Jensen Portfolio, Inc.	11,434,376
484,636	*Mutual Funds - Fifth Third Small Capitalization Value Fund	9,862,347
294,834	*Mutual Funds - Fifth Third Equity Index Fund	6,784,134
277,692	*Mutual Funds - Fifth Third Life Model Moderate Conservative Fund	3,160,138
276,087	*Mutual Funds - Fifth Third Life Model Conservative Fund	2,995,541

	Total Mutual Funds	520,511,535

	LOAN FUND:
8,333,835	*Participant Notes Receivable (Interest Rate 4.75-10.5%)	8,333,835

	TOTAL	$803,565,725

	*Represents parties-in-interest.